EXHIBIT 99.1

QCR Holdings, Inc. Announces Redemption of $15 Million of Small Business Lending Fund Preferred Stock

MOLINE, Ill., March 31, 2014 (GLOBE NEWSWIRE) -- QCR Holdings, Inc. (Nasdaq:QCRH) today announced the redemption of $15.0 million of Small Business Lending Fund Preferred Stock ("SBLF Preferred Stock"). The Company had originally issued $40.1 million of SBLF Preferred Stock to the United States Department of the Treasury ("Treasury") under the Small Business Lending Fund Program in September of 2011, and had previously redeemed $10.2 million of the SBLF Preferred Stock in June of 2012.

"We are quite pleased to have been approved by Treasury and our primary federal regulator, the Federal Reserve Bank of Chicago, to execute this partial redemption of our SBLF Preferred Stock," stated Douglas M. Hultquist, President and Chief Executive Officer. "As a result of this partial redemption, we have $14.9 million of SBLF Preferred Stock remaining, and our goal is to completely redeem this remaining amount during 2014."

Capital Levels Remain Strong as QCR Holdings, Inc.
Continues to Execute on the Company's Long-Term Capital Plan

"With today's redemption of $15.0 million in SBLF Preferred Stock, we continue to demonstrate strong execution of our long-term capital plan," stated Todd A. Gipple, Executive Vice President, Chief Operating Officer, and Chief Financial Officer. "This further redemption of SBLF Preferred Stock, when combined with our December 2013 conversion of the $25.0 million of Series E Non-Cumulative Convertible Perpetual Preferred Stock, has significantly changed our mix of capital from preferred equity to common equity – and will reduce our annual preferred dividend commitment by a combined $3.1 million."

Mr. Gipple continued, "The reduction of our preferred dividend commitment from today's redemption will increase subsequent earnings per share by approximately $0.17 annually, and we are focused on working towards the complete redemption of the remaining $14.9 million of SBLF Preferred Stock yet this calendar year. In addition to significantly reducing our preferred dividend commitment, the execution of our capital plan continues to demonstrate our ability to reach our intended target of a tangible common equity ratio of 6.5%. The Company and our subsidiary banks continue to maintain capital at levels well above the existing minimum requirements administered by the federal regulatory agencies, and we were able to fund the redemption of the SBLF Preferred Stock with the distribution of surplus capital from the subsidiary banks and without using our holding company credit facilities."

The Company expects to release first quarter 2014 earnings results on Thursday, April 24, 2014.

About QCR Holdings, Inc.

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company, which serves the Quad City, Cedar Rapids, and Rockford communities through its wholly owned subsidiary banks. Quad City Bank & Trust Company, which is based in Bettendorf, Iowa, and commenced operations in 1994, Cedar Rapids Bank & Trust Company, which is based in Cedar Rapids, Iowa, and commenced operations in 2001, and Rockford Bank & Trust Company, which is based in Rockford, Illinois, and commenced operations in 2005, provide full-service commercial and consumer banking and trust and asset management services. Quad City Bank & Trust Company also engages in commercial leasing through its wholly owned subsidiary, m2 Lease Funds, LLC, based in Milwaukee, Wisconsin. With the acquisition of Community National Bancorporation on May 13, 2013, the Company now serves the Waterloo/Cedar Falls, Iowa community through Community Bank & Trust, a division of Cedar Rapids Bank & Trust Company.

Special Note Concerning Forward-Looking Statements. This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "predict," "suggest," "appear," "plan," "intend," "estimate," "annualize," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats and attacks, and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business, including Basel III, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations issued thereunder; (iv) changes in interest rates and prepayment rates of the Company's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the integration of acquired entities, including Community National Bancorporation; (viii) the loss of key executives or employees; (ix) changes in consumer spending; (x)  unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

CONTACT: Todd A. Gipple
         Executive Vice President
         Chief Operating Officer
         Chief Financial Officer
         (309) 743-7745